As Filed with the Securities and Exchange Commission on July 15, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-3

Registration Statement
UNDER
THE SECURITIES ACT OF 1933
______________________
LEE ENTERPRISES, INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)
______________________
Delaware	42-0823980
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

201 N. Harrison Street, Suite 600
Davenport, Iowa 52801
Telephone: (563) 383-2100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
______________________
Carl G. Schmidt
Vice President, Chief Financial Officer and Treasurer
201 N. Harrison Street, Suite 600
Davenport, Iowa 52801
Telephone: (563) 383-2100
 (Name, Address, Including Zip Code, and
Telephone Number, Including Area Code, of Agent For Service)
______________________
Copy to:

C. D. Waterman III, Esq.
Lane & Waterman LLP
220 N. Main Street, Ste. 600
Davenport, Iowa 52801-1987
______________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
______________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

common stock, par value $0.01 per share	6,000,000(2)	$4.365	$26,190,000	$3,374

preferred share purchase rights	6,000,000(3)	$0.00(3)	— (3)	— (3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act and, in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low reported sale price per share of our common stock on the New York Stock Exchange on July 10, 2014.

(2)
Pursuant to Rule 416 under the Securities Act, such number of shares of our common stock registered hereby will also include an indeterminate number of shares of our common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares.

(3)
Preferred share purchase rights registered hereunder initially are attached to and trade with the shares of our common stock being registered under this registration statement, as described below under the caption “Description of Capital Stock – Shareholder Rights Plan.”  The value attributed to such rights, if any, is reflected in the market price of our common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this registration statement to satisfy our obligations under that certain Registration Rights Agreement, dated as of March 31, 2014, the “registration rights agreement,” entered into between us and Mudrick Capital Management, LP, Hawkeye Capital Management, LLC, Cohanzick Management, LLC, Aristeia Capital, L.L.C., CVC Credit Partners, LLC, Franklin Mutual Advisers, LLC and Wingspan Master Fund, LP, collectively, the “warrant parties,” related to our $150 million second lien term loan under a Second Lien Loan Agreement dated as of March 31, 2014, the “2nd lien credit facility,” among Lee Enterprises, Incorporated, the lenders party thereto from time to time, Wilmington Trust, National Association, as Administrative Agent and Collateral Agent, and JPMorgan Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers and as Joint Bookrunners.

In connection with the 2nd lien credit facility, we entered into a Warrant Agreement dated as of March 31, 2014, the “warrant agreement,” with Wells Fargo Bank, National Association.  Under the warrant agreement, certain affiliates or designees of the warrant parties received in a private transaction on March 31, 2014 warrants, the “warrants,” to purchase, in cash, 6 million shares, in the aggregate, of our common stock, par value $0.01, with an exercise price of $4.19 per share, subject to customary antidilution adjustments as described in the warrant agreement. The warrants expire on March 31, 2022.

This registration statement will cover resales of shares of our common stock received by the holders of the warrants upon exercise, the “warrant shares.”  We are not selling any warrant shares under this registration statement and will not receive any of the proceeds from the sale of any warrant shares, subsequent to the initial exercise of the warrants by the holders thereof.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 15, 2014

PROSPECTUS
LEE ENTERPRISES, INCORPORATED
6,000,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 6,000,000 shares of our common stock, par value $0.01 per share, issuable upon exercise of the warrants, the “warrant shares,” by the holders thereof, or the “selling securityholders.”

This prospectus is part of a non-automatic shelf registration statement that we filed with the SEC, using a “shelf” registration process.  A selling securityholder or its pledgees, donees, transferees or other successors-in-interest may use this prospectus to resell from time to time warrant shares, so long as it satisfies certain conditions as set forth in the registration rights agreement.

The registration of the warrant shares does not necessarily mean that the selling securityholders will sell the warrant shares.

We are not selling any securities under this registration statement and will not receive any of the proceeds from the sale of securities by the selling securityholders.  You should carefully read this prospectus and any prospectus supplement that we authorized to be delivered to you, together with the documents we have incorporated by reference in such prospectuses, before you purchase any of the securities offered hereby.  You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in this prospectus.

The selling securityholders may offer and sell the warrant shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale.  To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement or other offering material.  Each of the selling securityholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the warrant shares to be made directly or through agents.

The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of the warrant shares may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the sale of the warrant shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Our common stock is traded on the New York Stock Exchange, or the “NYSE,” under the symbol “LEE.”  On July 10, 2014, the closing sale price of shares of our common stock on the NYSE was $4.38 per share.

Investing in our common stock involves risks.  You should consider the risks we have described in “Risk Factors” beginning on page 5 of this prospectus and included in our periodic reports and other information that we file with the Securities and Exchange Commission before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.
______________________

The date of this prospectus is July 15, 2014

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus is correct on any date after its date, even though this prospectus is delivered or securities are sold on a later date.

 i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.”  You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.  Our common stock is listed on the NYSE under the symbol “LEE.”  Information about us also is available at the NYSE.

This prospectus is part of a registration statement we filed with the SEC.  This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations.  You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering.  Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information we file with it.  This means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus.  The information that we incorporate by reference in this prospectus is considered to be part of this prospectus.  Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and filings may modify or supersede some of the information included or incorporated in this prospectus.  This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, the “Exchange Act,” until the date our offering of securities has been completed:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2013, as filed on December 13, 2013;

•
The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2013, as filed on February 7, 2014, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2014, as filed on May 9, 2014;

•
The Company’s Current Reports on Forms 8-K filed on February 5, 2014, February 19, 2014 (Item 5.07 only), February 28, 2014, Form 8-K/A filed on March 5, 2014, March 18, 2014 (Item 1.01 and 8.01), March 21, 2014, March 27, 2014 and April 4, 2014, respectively; and

•
The description of our capital stock contained in our registration statements pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating any such descriptions.

You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Lee Enterprises, Incorporated
201 N. Harrison Street, Ste. 600
Davenport, IA 52801
Attn:  Stockholder Relations
(563)383-2163

Exhibits to these filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

The information contained in this prospectus is current only as of the date hereof.  Unless the context requires otherwise, the terms “Lee Enterprises,” “we,” “us,” and “our” refer to Lee Enterprises, Incorporated and its predecessors and subsidiaries.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This prospectus, the documents incorporated by reference into this prospectus and any applicable prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, that if they materialize, as well as assumptions, that if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. This prospectus contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated.  Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	our ability to comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary;
•	our ability to refinance our debt as it comes due;
•	the impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	changes in advertising demand;
•	potential pricing changes in newsprint, other commodities and energy costs;
•	interest rates;
•	labor costs;
•	legislative and regulatory rulings;
•	our ability to achieve planned expense reductions;
•	our ability to maintain employee and customer relationships;
•	our ability to manage increased capital costs;
•	our ability to maintain our listing status on the NYSE;
•	competition; and
•	other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this prospectus. We do not undertake to publicly update or revise our forward-looking statements.

The risks, uncertainties and assumptions referred to above include other risks that are described in the documents that are incorporated by reference into this prospectus and in any applicable prospectus supplement.  You should carefully review the risks and information contained, or incorporated by reference, in this prospectus or any applicable prospectus supplement, including, without limitation, the “Risk Factors” beginning on page 5 herein and incorporated by reference herein from our most recent Annual Report on Form 10-K and other reports and information that we file from time to time in the future with the SEC.  If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the expectations in these statements. Except as required by law, we are not under any obligation and do not intend to update our forward-looking statements. We caution that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you.  For a more complete understanding of our company and our common stock, we encourage you to read carefully this entire prospectus and the documents incorporated by reference in this prospectus, including the financial statements and related notes thereto, and the information set forth under “Risk Factors.” In addition, certain statements in this prospectus and the documents incorporated herein by reference are forward-looking statements which involve risks and uncertainties. See “Forward-Looking Statements.”

Our Company

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in the markets we serve, which are located primarily in the Midwest, Mountain West and Western regions of the United States. With the exception of St. Louis, Missouri, our 50 daily newspaper markets, across 22 states, are principally midsize or small. Through our paid and unpaid print and digital platforms, we are able to reach an overwhelming majority of adults in most of our markets.

Our platforms include:

•	50 daily and 38 Sunday newspapers with subscribers totaling 1.1 million and 1.5 million, respectively, for the 13 weeks ended March 30, 2014, read by nearly four million people in print;
•
Websites, mobile and tablet products in all of our markets that complement our newspapers and attracted 30.3 million unique visitors for the 13 weeks ended March 30, 2014, with 235.9 million page views; and

•	Nearly 300 weekly newspapers and classified and niche publications.

Lee Enterprises, Incorporated was founded in 1890, incorporated in 1950, and listed on the NYSE in 1978. Until 2001, we also operated a number of network-affiliated and satellite television stations. We have acquired and divested a number of businesses since 2001. We emerged from bankruptcy protection in 2012.

Our principal executive offices are located at 201 N. Harrison Street, Ste. 600, Davenport, Iowa  52801, and our telephone number is (563) 383-2100. Our website is located at www.lee.net. The information on or connected to this website is not part of this prospectus.

Summary of the Offering

Securities Offered	6,000,000 shares of our common stock, par value $0.01 per share, issuable upon exercise of the warrants.

Expiration Date	The expiration date of the warrants is March 31, 2022.

Use of Proceeds	We will not receive any proceeds from the sales of the warrant shares which may be sold pursuant to this prospectus for the respective accounts of the selling securityholders.

NYSE Symbol for Common Stock	Our common stock is quoted on the New York Stock Exchange under the symbol “LEE.”

Material U.S. Federal Income Tax Considerations	See “Material U.S. Federal Income Tax Considerations” for a discussion of the U.S. federal income tax considerations applicable to the purchase, ownership and disposition of our common stock.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before purchasing our common stock.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the risks described below, and the other information included or incorporated by reference in this prospectus, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 29, 2013, before making an investment decision.  Additional risks as well as updates or changes to the risks described below or incorporated by reference herein, may be included in a prospectus supplement or other offering material.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks.  The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.  In addition, please read “Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.  Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to our Common Stock

An investment in any securities offered pursuant to this prospectus and any accompanying prospectus supplement involves a high degree of risk. We urge you to carefully consider the risks incorporated by reference in this prospectus and, in any accompanying prospectus supplement, before making an investment decision, including those risks identified under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended September 29, 2013 filed with the SEC on December 13, 2013, and our quarterly reports on Form 10-Q for the quarters ended December 29, 2013 and March 30, 2014, as filed on February 7, 2014 and May 9, 2014, respectively, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus or in any prospectus supplement used in connection with an offering of securities.

Future sales of shares of our common stock may depress its market price and impact the value of the warrant shares.

Subject to stockholder approval or certain restrictions under our credit facilities, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities.  In the future, we may sell additional shares of our common stock to raise capital and may issue substantial amounts of additional shares of our common stock, including shares issuable upon exercise of outstanding options.  We may also sell shares in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt to equity.  Such issuances and sales or the perception that such issuances and sales could occur, may have a harmful effect on value of the warrant shares and the prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the warrants.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies.  The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors, trading counterparties or suppliers regarding their own performance, as well as regulatory changes or developments, government actions or announcements, industry conditions and general financial, economic and political instability.

Our credit facilities restrict our ability to pay dividends or repurchase or redeem our capital stock.

Prior to October 2008, we had a history of paying dividends to our stockholders and repurchasing our common stock when sufficient cash was available.  However, future cash dividends and common stock repurchases were restricted under our 2008 refinancing.  Under our First Lien Credit Agreement dated as of March 31, 2014, the “1st lien credit facility,” among us, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and JPMorgan Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers and as Joint Bookrunners, and our 2nd lien credit facility, we continue to be restricted from paying dividends on our common stock and generally restricted from repurchasing our common stock, unless in each case no default will have occurred and the company will have satisfied certain financial measures.  Currently, our policy is not to pay cash dividends on our common stock or repurchase our common stock.

A decrease in our stock price may limit the ability to trade our stock or for the Company to raise equity capital.

As of July 1, 2011, our common stock traded at an average 30-day closing market price of less than $1.00 per share. Under the NYSE listing standards, if our common stock fails to maintain an adequate per share price and our total market capitalization falls below $50.0 million, our common stock could be removed from the NYSE and traded in the over the counter market. In July 2011, the NYSE first notified us that our common stock did not meet the NYSE continued listing standards due to the failure to maintain an adequate share price. Under the NYSE rules, our common stock was allowed to continue to be listed during a cure period. In February 2012, after completing our debt refinancing, the NYSE notified us that we were again in compliance with the minimum closing price standard. In January 2013, the NYSE notified us that we had returned to full compliance with all continued listing standards. However, there can be no assurance that we will continue to be able to meet these listing standards, and the removal of our common stock from the NYSE could adversely affect our ability to raise equity capital.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling securityholders.  We will bear certain expenses of the registration of the shares under federal and state securities laws.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our common stock and preferred stock summarize the material terms and provisions of these securities. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, our by-laws and Series A convertible preferred stock, without par value, the “preferred share purchase rights,” that are incorporated by reference into this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to our certificate of incorporation, by-laws and preferred share purchase rights agreement.

Authorized Capital Stock

Our certificate of incorporation authorizes 150,500,000 shares of capital stock, consisting of 500,000 shares of serial convertible preferred stock, no par value per share, 120,000,000 shares of common stock, $0.01 par value per share, and 30,000,000 shares of Class B common stock, $2.00 par value per share. Under our 2012 bankruptcy, the par value of our common stock was changed from $2.00 per share to $0.01 per share effective January 30, 2012.

As of June 2, 2014, no shares of preferred stock, 53,613,791 shares of common stock and no shares of Class B common stock were issued and outstanding.

Common Stock and Class B Common Stock

Voting, Dividend and Other Rights. The voting powers, preferences and rights of the common stock and the Class B common stock are identical in all respects, except that:

           (1) the holders of common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share;

           (2) stock dividends on common stock may be paid only in shares of common stock and stock dividends on Class B common stock may be paid only in shares of Class B common stock; and

           (3) shares of Class B common stock have certain conversion rights and are subject to certain restrictions on ownership and transfer described below under “Description of Capital Stock— Conversion Rights and Restrictions on Transfer of Class B Common Stock.”

Except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences or special rights of their respective classes of stock so as to affect them adversely or as otherwise required under Delaware law, the holders of common stock and Class B common stock vote together as a single class.

The holders of common stock and Class B common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to the dividend preference of any outstanding preferred stock and restrictions on the payment of dividends contained in our credit facilities.  Due to restrictions under our 1st lien credit facility and our 2nd lien credit facility, currently, it is our policy not to pay cash dividends on our common stock.  In the event of liquidation, each share of common stock and Class B common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and any liquidation preference of any outstanding preferred stock.

Holders of common stock and Class B common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Conversion Rights and Restrictions on Transfer of Class B Common Stock. The common stock has no conversion rights. However, at the option of the holder, each share of Class B common stock is convertible at any time and from time to time into one share of common stock. In order to exercise this right of conversion, a holder of Class B common stock must present and surrender that holder’s certificate representing such shares of Class B common stock along with a written notice of the election to convert such shares of Class B common stock.  In addition, if at any time after the initial issuance of shares of Class B common stock, the number of outstanding shares of Class B common stock falls below 5,600,000, as adjusted for any future stock splits, combination or stock dividends effected after the initial issuance of the Class B common stock, all of the outstanding shares of Class B common stock will be deemed to have been converted into common stock.   As originally anticipated, the number of outstanding Class B shares decreased over time through trading and reached the sunset level of 5,600,000 shares in March 2011.  In March 2011, in accordance with the sunset provisions established in 1986, we effected conversion of all outstanding shares of Class B common stock to common stock.  As a result, all stockholders have one vote per share on all future matters.  Class B shares formerly had ten votes per share.

 Our certificate of incorporation provides that no holder of shares of Class B common stock may transfer such shares to a person other than a permitted transferee, as defined, consisting of family members, certain trusts, heirs and devisees and certain charitable organizations.  Upon any sale or transfer of ownership or voting rights to a transferee other than a permitted transferee or to the extent an entity no longer remains a permitted transferee, such shares of Class B common stock will automatically convert into an equal number of shares of our common stock.  Accordingly, no trading market exists for our Class B common stock, nor do we expect one to develop.  Our Class B common stock is not listed or traded on any exchange or in any market.

Effects of Disproportionate Voting Rights. The disproportionate voting rights of the common stock and Class B common stock, if issued, could have an adverse effect on the market price of the common stock. Such disproportionate voting rights may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by our stockholders other than the holders of the Class B common stock. Accordingly, such disproportionate voting rights may deprive holders of common stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

Classification of the Board of Directors.  Our certificate of incorporation provides that our board of directors must be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year.  Each class of directors must be elected for a three-year term.  The affirmative vote of the holders of a plurality of the voting power of our common stock and Class B common stock, if any is outstanding at such time, represented in person or by proxy at the annual meeting is required to elect our directors.  The number of our directors will be, from time to time, fixed by, or in the manner provided in, the by-laws, but not less than three.  Our certificate of incorporation does not permit cumulative voting.

Shareholder Rights Plan.  In 1998, our board of directors adopted a shareholder rights plan, the “rights plan”.  Under the rights plan, our board of directors declared a dividend of one preferred share purchase right, a “right,” for each outstanding share of our common stock and Class B common stock, collectively, the “common shares.”  Rights are attached to, and automatically trade with, our common shares.

In 2008, our board of directors approved an amendment to the rights plan. The amendment increased the beneficial ownership threshold to 25% from 20% for stockholders purchasing common stock for passive investment only and decreased the threshold to 15% for all other investors.  In addition, the amendment extended the expiration of the rights plan from May 31, 2008 to May 31, 2018.

Rights become exercisable only if any person or group of affiliated persons other than a passive investor becomes a holder of 15% or more of our outstanding common shares, or commences a tender or exchange offer which, if consummated, would result in that person or group of affiliated persons owning at least 15% of our outstanding common shares. Once the rights become exercisable, they entitle all other stockholders to purchase, by payment of a $150 exercise price, one one-thousandth of a share of Series A participating preferred stock, subject to adjustment, with a value of twice the exercise price.

In addition, at any time after a 15% position is acquired and prior to the acquisition of a 50% position, our board of directors may require, in whole or in part, each outstanding right, other than rights held by the acquiring person or group of affiliated persons, to be exchanged for one share of common stock or one one-thousandth of a share of Series A preferred stock.  The rights may be redeemed at a price of $0.001 per right at any time prior to their expiration.

Our rights plan may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by our stockholders other than the holders of the Class B common stock, if any.  Accordingly, our rights plan may deprive holders of common stock of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.

Our common stock is listed on the NYSE under the symbol “LEE.” The transfer agent and registrar for our common stock is Shareowner Services, Wells Fargo Bank Minnesota, N.A., 161 N. Concord Exchange South, St. Paul, MN  55075-1139.  Its phone number is (800) 468-9716.

Preferred Stock

Under our certificate of incorporation, we may issue up to 500,000 shares of serial convertible preferred stock. We currently have no shares of preferred stock outstanding.

Our board of directors has the authority, without further action by the stockholders, to cause the shares of preferred stock to be issued in one or more series from time to time. All shares of preferred stock of all series will be of equal rank and all shares of any particular series will be identical except as to the date or date from which dividends will be cumulative. The shares of preferred stock of different series, subject to applicable law, may vary as to the following rights, preferences, privileges and restrictions:

•	The annual dividend rate for such series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend of such series will be cumulative;

•	The redemption price or prices for such series;

•	The terms and amount of any sinking fund provided for the purchase or redemption of shares of such series; and

•
The conversion, which must be into common stock and not Class B common stock, participating or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series.

The rights, preferences, privileges and restrictions of each series will be fixed by the certificate of designation relating to that series. Any or all of the rights of the preferred stock may be greater than the rights of the common stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Dividend Rights.  The holders of outstanding shares of each series of preferred stock on the applicable record date will be entitled to receive, when and as declared by our board of directors, dividends at an annual rate for such series, payable quarterly on the 1st day of January, April, July and October in each year.  No dividend will be declared on any series of preferred stock in respect of any quarter-yearly dividend period unless there will likewise be declared on all shares of all series of the preferred stock then outstanding, like proportionate dividends, ratably, in proportion to the annual dividend rates fixed therefor in respect of the same quarter-yearly dividend period, to the extent that such shares are entitled to receive such a dividend for that quarter-yearly dividend period.  All such dividends will be cumulative:

•
If issued prior to the record date for the first dividend on the shares of such series, then from the date for the particular series fixed therefor by our board of directors at any time prior to the issuance of shares of the particular series;

•	If issued during the period commencing on a record date for a dividend and terminating at the close of the payment date for such dividend, then from such dividend payment date; and

•	Otherwise from the quarter-yearly dividend payment date next preceding the date of issuance of such shares.

This means that unless dividends on all outstanding shares of each series of preferred stock, at the annual dividend rate and from the dates for accumulation thereof fixed as provided above, will have be paid or declared and set aside for payment for all past quarter-yearly dividend periods, but without interest on cumulative dividends, no dividends will be paid or declared and no other distribution will be made on the common stock or Class B common stock and no common stock or Class B common stock will be purchased or otherwise acquired for value by us.

Under our 1st lien credit facility and our 2nd lien credit facility, the terms of any preferred stock we may issue, “qualified preferred stock,” are restricted.  Among other restrictions, we are restricted from paying cash dividends on our qualified preferred stock.  Currently, it is our policy not to pay cash dividends on our preferred stock.  However, we may declare and pay regularly scheduled dividends on our qualified preferred stock through the issuance of additional shares of such qualified preferred stock, our common stock, options, warrants or other rights to purchase our common stock or qualified preferred stock.

Also, under our 1st lien credit facility and our 2nd lien credit facility, we are prohibited from redeeming any of our series of preferred stock other than through the issuance of additional shares of our common stock.

Further, under our 1st lien credit facility and our 2nd lien credit facility, our qualified preferred stock may not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to March 16, 2023, other than as a result of the conversion of such qualified preferred stock into common stock without any cash payment.

Liquidation Rights.  Before any amount will be paid to or any assets distributed among the holders of common stock or Class B common stock upon any liquidation, dissolution or winding up of the company, and after paying or providing for the payment of all of our creditors, the holders of each series of preferred stock at the time outstanding will be entitled to be paid, in cash, the amount for the particular series fixed by our board of directors, together will all accumulated dividends that have not been paid prior to the date of liquidation.

Conversion Rights.  Each share of preferred stock of any series may, at the option of the holder thereof, be converted into common stock at any time prior to the close of business on the 10th day preceding the date fixed for redemption thereof, into the number of shares of common stock designated by our board of directors at the time of the authorization of such series.

Preemptive Rights.  If we offer the holders of common stock any right to subscribe for our stock or other securities, the holders of shares of preferred stock of any series have the right to subscribe for and purchase at the same price and terms as offered to the holders of common stock, the number of shares or amount of securities to which they would have been entitled had all of their preferred stock been converted into common stock on the record date for such rights.

Other Rights.  So long as any shares of preferred stock of any series are outstanding, we may not, without the consent of the holders of at least two-thirds of the total number of shares of the preferred stock of all series then outstanding:

•	Create or authorize any class of stock ranking prior to the preferred stock or create or authorize any obligation or security convertible into shares of stock of any such class;

•
Amend, alter, change or repeal any of the express terms of the preferred stock or of any series of the preferred stock then outstanding in a manner prejudicial to the holders thereof; provided, however, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of one or more, but not all, of the series of the preferred stock at the time outstanding, only such consent of the holders of two-thirds of the total number of shares of all series so affected is required; or

•
Issue any shares of any series of preferred stock unless our net earnings available for the payment of dividends on the preferred stock for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the calendar month within which such additional shares of stock will be issued, will have been at least two times the dividend requirements for a twelve months’ period upon the entire amount of the preferred stock to be outstanding immediately after such issue.

So long as any shares of preferred stock of any series are outstanding, we may not, without the consent of the holders of at least a majority of the total number of shares of the preferred stock of all series then outstanding, increase the total authorized amount of the preferred stock of all series.

Certain Effects of Authorized but Unissued Stock

We have shares of common stock, Class B common stock and preferred stock available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, fund employee and director stock purchase and executive incentive plans, facilitate corporate acquisitions or payable as a dividend on the capital stock.

The existence of unissued and unreserved common stock, Class B common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and Class B common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and By-laws

Provisions of Delaware law and our certificate of incorporation and by-laws could make the acquisition of our company and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

We are subject to the provisions of Section 203 of the Delaware general corporation law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

Our by-laws provide that stockholder action may be taken at an annual or special meeting of stockholders. Our by-laws also provide that special meetings of stockholders may be called by the board of directors, the chairman of the board or the president. The business permitted to be conducted at any special meeting of stockholders is limited to the purposes stated in the notice of such meeting. Our by-laws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Unanimous Written Consent; Special Meetings

Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a unanimous consent in writing is signed by all the stockholders entitled to vote on the subject matter.

Special meetings of the stockholders may be called by the chairman of the board, the president or the board of directors.

Other Agreements

Registration Rights Agreement

Under our registration rights agreement with the warrant parties, we agreed to file a shelf registration statement with the SEC covering resales of the warrant shares and use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act on or prior to the 180th day after March 31, 2014.

Subject to certain suspension periods, as described below, we have agreed to use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of (1) the date on which there are no warrants or registrable securities, as defined in the registration rights agreement, outstanding; and (2) the 60th trading day, as defined, immediately following March 31, 2022, subject to a specified extension while the registration statement is not effective.  A copy of the registration rights agreement has been filed with the SEC and is incorporated herein by reference.  You are encouraged to read the registration rights agreement in its entirety.

Under the registration rights agreement, we have the right to suspend use of this prospectus upon the occurrence or existence of any pending corporate development or similar event or because of filings with the SEC, if, in our reasonable judgment, we deem it appropriate to suspend such use.  We may not suspend the use of this prospectus for a period or periods in excess of 30 days in any calendar quarter or 60 days in any calendar year; provided that 30 days will be increased to 45 days in any calendar quarter and 60 days will be increased to 90 days in any calendar year if we determine in good faith that the disclosure of a previously undisclosed proposed or pending material business transaction would be reasonably likely to impede our ability to consummate such transaction.  We will notify each selling securityholder of any suspension period, but do not need to specify the nature of the event giving rise to a suspension in any such notice.  The registration rights agreement provides that each selling securityholder will keep confidential any communications received by it from us regarding the suspension of the use of the prospectus.

Selling securityholders who elect to sell any warrant shares pursuant to the registration statement of which this prospectus forms a part:

•	will be required to deliver a prospectus to purchasers;

•	will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	will be bound by the applicable provisions of the registration rights agreement, including the indemnification obligations applicable to selling securityholders.

Under the registration rights agreement, we have agreed to indemnify each selling securityholder and its directors, officers, employees, affiliates, agents and controlling persons against specific liabilities in connection with the offer and sale of warrant shares pursuant to this registration statement, including liabilities under the Securities Act, subject to certain exceptions.

Under the registration rights agreement, each selling securityholder has agreed to indemnify, severally and not jointly, us and each of our directors, each of our officers who signs this registration statement and each controlling person of ours to the same extent as the foregoing indemnity from us against specific liabilities in connection with the offer and sale of warrant shares pursuant to this registration statement, including liabilities under the Securities Act, subject to certain exceptions.

We have agreed, among other things, to bear substantially all expenses, other than underwriting discounts and selling commissions, in connection with the registration of the warrant shares covered by this prospectus.  See “Plan of Distribution” for more information.

Annex A to the registration rights agreement contains a form of notice and questionnaire, which must be completed and delivered by a selling securityholder to us before any intended distribution of the warrant shares under the registration statement of which this prospectus forms a part.  If we receive a fully completed questionnaire from a selling securityholder, together with such other information as we may reasonably request, we will prepare and file a prospectus supplement or post-effective amendment, within 20 business days after the receipt of such questionnaire to permit a selling securityholder to deliver a prospectus to purchasers of their warrant shares, subject to our right to suspend use of the registration statement as described above; provided that if a post-effective amendment is required, we will not be obligated to file more than one such supplement or post-effective amendment for all such selling securityholders in any 45-day period.   Any selling securityholder that does not complete and deliver a questionnaire or provide such other information as we may reasonably request will not be named as a selling securityholder in the registration statement, of which this prospectus forms a part, and therefore will not be permitted to sell any warrant shares under the registration statement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

SELLING SECURITYHOLDERS

On March 31, 2014, we issued 6,000,000 warrants in the aggregate to the warrant parties.  Under certain circumstances, we will issue shares of our common stock upon exercise of the warrants. In such circumstances, the recipients of the warrants shares may use this prospectus and any accompanying prospectus supplement to resell from time to time the shares of our common stock that we may issue to them upon the exercise of the warrants. Information about the selling securityholders is set forth in this prospectus, and information about additional selling securityholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

The following table sets forth information, as of May 28, 2014, with respect to the selling securityholders and the number of shares of our common stock that could become beneficially owned by each selling securityholder should we issue shares of our common stock to such selling securityholder that may be offered pursuant to this prospectus upon the exercise of the warrants. The term “selling securityholders” includes the selling securityholders listed below and their pledgees, assignees, transferees, donees and successors-in-interest. The information is based on information provided by or on behalf of the selling securityholders. Information about the selling securityholders may change over time.  The selling securityholders may offer all, some or none of the shares of our common stock which we may issue upon the exercise of the warrants. The number of shares of our common stock issuable upon the exercise of the warrants shown in the table below assumes exercise of the full amount of warrants held by each selling securityholder. The exercise rate and the exercise price on the warrants are subject to adjustment in certain events. Accordingly, the number of shares of our common stock issuable upon the exercise of the warrants may increase or decrease from time to time.

	Shares of Common Stock Beneficially Owned Prior to the	Number of Shares of Common Stock Issuable Upon Exercise of the	Shares of Common Stock Beneficially Owned Following the Exercise of the Warrants		Number of Shares of Common Stock	Common Stock Beneficially Owned after Resale
Name(1)	Exercise	Warrants(2)	Shares	Percent(3)	Offered(4)	Shares	Percent
Aristeia Capital, L.L.C. (5) (6)	339,129	750,000	1,089,129	2.0	750,000	—	—
Cohanzick Management, LLC, David K. Sherman, sole managing member (5) (7)	—	5,880	5,880	*	5,880	—	—
Cohanzick Management, LLC, David K. Sherman, sole managing member (5) (7)	—	2,920	2,920		2,920	—	—
Cohanzick Management, LLC, David K. Sherman, sole managing member (5) (7)	—	13,000	13,000	*	13,000	—	—
Cohanzick Management, LLC, David K. Sherman, sole managing member (5) (7)	—	96,200	96,200	*	96,200	—	—
Cohanzick Offshore Advisors, L.P., David K. Sherman, its authorized agent (5) (8)	—	42,000	42,000	*	42,000	—	—
CVC European Credit Opportunities S.ar.1 (5)	—	130,000	130,000	*	130,000	—	—
CVC Global Credit Opportunities Master Fund G.P., LLC, Scott Bynum, its managing director (5) (9)	267,833	500,000	767,833	1.4	500,000	—	—
Hawkeye Capital Management, LLC, Richard A. Rubin, managing member (5) (10)	—	990,000	990,000	1.8	990,000	—	—
Mudrick Capital Management, LP(5)(11)	—	330,603	330,603	*	330,603
Mudrick Capital Management, LP(5)(11)	—	1,489,397	1,489,397	2.8	1,489,397	—	—
Mutual Quest Fund (5) (12) (13)	—	1,110,000	1,110,000	2.0	1,110,000	—	—
Wingspan Investment Manager, LP (5) (14)	—	540,000	540,000	1.0	540,000	—	—
Total	606,962	6,000,000	6,606,962	*	6,000,000	—	—
*Less than one percent of the outstanding shares of common stock.

(1)
We may amend or supplement this prospectus from time to time in the future to update or change this list of selling securityholders and shares of common stock which may be sold to identify pledgees, assignees, transferees, donees and successors-in-interest of such securityholders. Additional selling securityholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part.

(2)	The aggregate number of shares of common stock that may be sold under this prospectus is 6,000,000. The exercise rate shall initially be one warrant to one share of our common stock.

(3)	Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 53,613,791 shares of common stock outstanding as of June 2, 2014.
(4)	Assumes that all of the shares of common stock issued upon exercise of the warrants have been sold by the selling securityholders.
(5)	As of March 31, 2014, an affiliate or designee of the selling securityholder committed to participate as a lender under our 2nd lien credit facility.
(6)
Aristeia Capital, L.L.C. is the investment manager for Aristeia Master, L.P. and, as of May 28, 2014, is the beneficial owner of 339,129 shares of our common stock and $4,463,000 of our 9.5% Senior Secured Notes due 2022.

(7)
Cohanzick Management LLC is the investment advisor to Cohanzick High Yield Institutional Master Fund, Ltd., RiverPark Strategic Income Fund, Ulysses Partners, L.P. and Ulysses Offshore Fund, Ltd.  David K. Sherman is the sole managing member of Cohanzick Management, LLC.

(8)	Cohanzick Offshore Advisors, L.P. is the investment advisor to Cohanzick Absolute Return Master Fund, Ltd. David K. Sherman is the authorized agent of Cohanzick Offshore Advisors, L.P.
(9)
CVC Global Credit Opportunities Master Fund, L.P. is the investment advisor to CVC Global Credit Opportunities Master Fund G.P., LLC, and, as of May 28, 2014, is the beneficial owner of 267,833 shares of our common stock.  Scott Bynum is the managing director of CVC Global Credit Opportunities Master Fund G.P., LLC.

(10)
Hawkeye Capital Management, LLC is the investment advisor to Hawkeye Capital Master, and, as of May 28, 2014, holds 4,000,000 of our 9.5% Senior Notes due 2022.  Richard A. Rubin is managing member of Hawkeye Capital Management, LLC.

(11)	Mudrick Capital Management, LP is the investment advisor to Blackwell Partners, LLC and Mudrick Distressed Opportunity Fund Global, LP.
(12)	As of May 28, 2014, Mutual Quest Fund holds $74,255,000 of our 9.5% Senior Notes due 2022.
(13)
Franklin Mutual Advisers, LLC, as the selling securityholder’s investment advisor, has discretionary authority to direct the voting and disposition of securities held by Mutual Quest Fund, an investment company, subject to the Investment Company Act of 1940. Peter Langerman is the President and Chief Executive Officer of Franklin Mutual Advisers, LLC. Mr. Langerman disclaims any beneficial ownership in the shares of our common stock.

(14)	Wingspan Investment Manager, LP is the investment manager to Wingspan Master Fund, LP.

In any prospectus supplement or post-effective amendment we file in response to one or more selling securityholders satisfying the terms and conditions of the registration rights agreement, we will include a table setting forth information, as of the date of such filing, with respect to such selling securityholder(s), the number of shares of our common stock which may, upon exercise of the warrants held by such selling securityholder(s), be beneficially owned by, and being offered by, such stockholder(s).  Any selling securityholder named in any such filing may offer all, some or none of the shares of our common stock it receives upon exercise of its warrants.  Because a selling securityholder may offer all or some portion of such warrant shares, we cannot estimate the number of shares of our common stock that will be held by the selling securityholder upon termination of any sale.  In addition, any selling securityholder identified in such table may have sold, transferred or otherwise disposed of all or a portion of their warrants or shares of our common stock since the date on which they provided the information regarding their ownership of warrants or our shares of common stock in transactions exempt from the registration requirements of the Securities Act.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of warrant shares may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.  In this case, any discounts, commissions, concessions or profit they earn on any resale of warrant shares may be deemed to be underwriting discounts and commissions under the Securities Act.  See “Plan of Distribution” for more information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations applicable to your acquisition, ownership and disposition of the warrant shares.  It does not address any material U.S. federal income tax considerations applicable to your acquisition, exercise, ownership and disposition of the warrants.

This summary is not a complete analysis or listing of all U.S. federal income tax considerations.  This summary is based on provisions of the Internal Revenue Code of 1986, as amended, the “Code,” related Treasury regulations, whether final, temporary or proposed, and administrative and judicial interpretations of the foregoing, all as in force and effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

This summary does not address all aspects of U.S. federal income taxation that may be important to a particular beneficial owner of common stock in light of that holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local or non-U.S. taxes.  In addition, this summary may not apply if you are subject to special treatment under U.S. federal income tax laws, for example, if you are an insurance company, tax-exempt organization, financial institution, broker or dealer in securities, person that holds common stock as part of a hedge or other integrated investment, including a “straddle,” person subject to the alternative minimum tax, or a U.S. Holder, as defined below, that has a “functional currency” other than the U.S. dollar.  This summary also does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

This summary is not intended as tax advice.  We urge all prospective investors in our common stock to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, owning and disposing of the warrant shares.

If a partnership, or an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner or beneficial owner of an interest in the partnership, or other pass-through entity, will generally depend upon the status of the partner or beneficial owner, the activities of the partnership, or other pass-through entity, and certain determinations made at the partner, or beneficial owner, level.  This summary does not address the tax considerations that may be relevant to you if you are a partner or beneficial owner in a partnership, or other pass-through entity, holding our common stock, and you are urged to consult your own tax advisor as to the U.S. federal income tax consequences of being a partner or beneficial owner in a partnership, or other pass-through entity.

Unless otherwise indicated, this summary addresses only our common stock held by beneficial owners, “holders,” as capital assets within the meaning of Section 1221 of the Code, generally, property held for investment purposes.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•
a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) such trust has made a valid election to be treated as a U.S. person.

For purposes of this summary, a “non-U.S. Holder” means a beneficial owner of common stock, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

Common Stock

U.S. Holders

Distributions on Common Stock.

Any cash distribution on shares of our common stock paid by us out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by a U.S. Holder when received.  Any such dividend will be eligible for the dividends-received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets certain holding period and other requirements for the dividends-received deduction.  Under current law, certain non-corporate U.S. Holders, including individuals, who receive dividends from us are eligible for a reduced rate of U.S. federal income taxation if certain holding period and other requirements are satisfied.  If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in our common stock.  Any remaining excess will be treated as capital gain.

Sale, Exchange or Other Taxable Disposition of Common Stock.

Upon a sale, exchange or other taxable disposition of shares of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. Holder’s adjusted tax basis in shares of our common stock.  Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares is more than one year at the time of the disposition.  For non-corporate U.S. Holders, including individuals, long-term capital gains generally are subject to preferential rates of taxation.  The deduction of capital losses for U.S. federal income tax purposes is subject to substantial limitations under the Code.

Non-U.S. Holders

Distributions on Common Stock.

Dividends, if any, received by a non-U.S. Holder on shares of our common stock generally will be subject to U.S. federal withholding tax at a 30% rate, or lower applicable income tax treaty rate.  However, such dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates.  Our 1st lien credit facility and our 2nd lien credit facility impose restrictions on the payment of dividends.  Currently, it is our policy not to pay cash dividends on our common stock.  A non-U.S. Holder must comply with certain certification requirements and disclosure requirements in order for effectively connected income to be exempt from U.S. federal withholding tax.  Any such effectively connected income received by a foreign corporation also may be subject to an additional branch profits tax, under certain circumstances, at a 30% rate, or lower applicable income tax treaty rate.

A non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements.  If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Common Stock.

Subject to the discussion under “Withholding on Payments to Foreign Financial Entities and Other Foreign Entities” below, the Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other taxable disposition of warrant shares, including any gain potentially recognizable on an exercise, unless:

•
that gain is effectively connected with the conduct of a trade or business carried on by the Non-U.S. Holder within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder;

•	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation, a “USRPHC,” for U.S. federal income tax purposes, and certain other conditions are met.

We believe that we are not currently and do not expect to become a USRPHC for U.S. federal income tax purposes.  However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

Gain that is treated as effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates.  An individual non-U.S. Holder who was present in the United States for 183 days or more during the year of sale, exchange or other taxable disposition of the warrant shares generally will be subject to a flat 30% tax on the gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.  If the Non-U.S. Holder is a foreign corporation such gains may also, under certain circumstances, be subject to an additional branch profits tax equal to 30%, or lower applicable income tax treaty rate, of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

U.S. Holders

In general, dividends on our common stock and payments to a U.S. Holder of the proceeds or a sale, exchange or other disposition of our common stock are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient; or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax.  Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Deemed payments of dividends on common stock made to a non-U.S. Holder, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.  The IRS may make this information available under the provisions of an applicable tax treaty to the tax authorities in the country in which you are resident.  Backup withholding tax generally will not apply to deemed payments of dividends on common stock to a non-U.S. Holder if such non-U.S. Holder duly provides certification of foreign status such as an IRS Form W-8BEN, or another applicable form, or if you otherwise establish an exemption from backup withholding, provided that we do not have actual knowledge or reason to know that you are a U.S. person as defined under the Code.

Annual reporting to the IRS and to each Non-U.S. Holder will be required as to the amount of dividends paid to such Non-U.S. Holder and the amount, if any of tax withheld with respect to such dividends, unless the Non-U.S. Holder is an exempt recipient or otherwise establishes an exemption from such requirements.  These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty.  This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the applicable provisions of an applicable income tax treaty or agreement.  Dividends generally are not subject to backup withholding if the Non-U.S. Holder properly certifies its non-U.S. status, generally, by furnishing a valid Form W-8BEN or an acceptable substitute form.

The payment of the proceeds or the sale, exchange or other disposition of our common stock through the U.S. office or a broker will be subject to both backup withholding and information reporting unless the Non-U.S. Holder certifies its non-U.S. status on IRS Form W-8BEN, or otherwise establishes an exemption.  Information reporting requirements, but not backup withholding, will also generally apply to payments on the proceeds of a sale, exchange or other disposition of our common stock by non-U.S. offices of U.S. brokers or non-brokers with certain types of relationships to the United States unless the Non-U.S. Holder establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities.  Specifically, a 30% withholding tax may be imposed on dividends paid on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity,” each as defined in the Code, unless:

•	the foreign financial institution undertakes certain diligence and reporting obligations;
•
the non-financial foreign entity either certifies it does not have any “substantial United States owners,” as defined in the Code, or furnishes identifying information regarding each substantial United States owner; or

•	the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in the first bullet above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it will undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities,” each as defined in the Code, annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders.  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under Sections 1471 to 1474 of the Code generally will apply to payments of dividends on our common stock made after July 1, 2014, and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.  Prospective investors should consult their tax advisors regarding the potential application of withholding under Sections 1471 to 1474 of the Code.  Currently, our policy is not to pay cash dividends on our common stock.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time after the date of this prospectus of the warrant shares by the holders thereof.  We are registering the resale of the warrant shares to provide the holders thereof with freely tradable securities, but the warrant shares will not become freely tradable until sold pursuant to the registration statement of which this prospectus forms a part.

The selling securityholders and their successors, including their transferees, pledgees and donees and their successors, may sell the warrant shares directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the warrant shares.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of the transactions involved.

The warrant shares may be sold in one or more transactions at fixed prices, at prevailing market prices determined at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the warrant shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	by agreement with broker-dealers to sell a specified number of such warrant shares at a stipulated price per share;

•	any other method permitted by applicable law; or

•	a combination of any such methods of sale.

The aggregate proceeds to the selling securityholders from the sale of the warrant shares offered by them hereby will be the purchase price of the warrant shares less discounts and commissions, if any.  Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our warrant shares to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the warrant shares may be sold in those states only through registered or licensed brokers or dealers.  In addition, in some states shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of warrant shares may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.  In this case, any discounts, commissions, concessions or profit they earn on any resale of the warrant shares may be deemed to be underwriting discounts and commissions under the Securities Act.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 of Rule 144A rather than pursuant to this prospectus.

Pursuant to the terms of the registration rights agreement, we will bear all expenses incident to our obligation to register the warrant shares. We have also agreed to indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, in accordance with the registration rights agreement.

In connection with the sale of shares of our common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge such shares to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares of our common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent required, the specific shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.

VALIDITY OF SECURITIES

The validity of the warrant shares to be sold pursuant to this prospectus has been passed upon for us by Lane & Waterman LLP.  Attorneys at Lane & Waterman LLP, which is delivering the opinion filed as Exhibit 5.1 to this registration statement, beneficially owned, as of June 6, 2014, 21,177 shares of our common stock.  At the time of rendering its opinion, Lane & Waterman LLP is deemed to have a substantial interest in us, as defined by the rules of the SEC, in that the $92,755 fair market value of the 21,177 shares in the aggregate of our common stock beneficially owned by the firm exceeds the current $50,000 threshold for a substantial interest in us established by the SEC.  These amounts are expected to change from time to time. C. D. Waterman III, a partner in said firm, is our secretary.

EXPERTS

The consolidated financial statements of Lee Enterprises, Incorporated and subsidiaries as of September 29, 2013 and September 30, 2012, and for the 52-week period ended September 29, 2013, the 53-week period ended September 30, 2012, and the 52-week period ended September 25, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of September 29, 2013 have been incorporated by reference herein and in this registration statement, in reliance on the reports of KPMG LLP, independent registered public accounting firm, and, with respect to the consolidated financial statements for the 52-week period ended September 29, 2013, Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following are the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting fees and commissions.  All such expenses other than the SEC registration fee and the NYSE supplement listing fee are estimates.

SEC Registration Fee	$3,374
Legal Fees	$53,000
NYSE Supplemental Listing Fee	$7,500
Total	$63,874

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law generally permits a Delaware corporation to indemnify officers, directors, employees or agents of the corporation if they are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise.  Our certificate of incorporation provides that we will, subject to certain limitations, indemnify our directors and officers against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the our best interests, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. This section further provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

We have directors’ liability insurance, which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

The foregoing summaries are subject to the complete text of the statute, certificate of incorporation and agreements referred to above and are qualified in their entirety by reference thereto.

Item 16.	Exhibits.

(a)	Exhibits

See the index to exhibits that appears immediately following the signature pages to this registration statement.

(b)	Financial Statement Schedules:

None.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport and State of Iowa on the 15th day of July 2014.

LEE ENTERPRISES, INCORPORATED
(Registrant) /s/Carl G. Schmidt
Date: July 15, 2014	By:
Carl G. Schmidt
Vice President, Chief Financial Officer, and Treasurer
(Principal Financial and Accounting Officer)

/s/ Mary E. Junck	/s/ Mark B. Vittert
Mary E. Junck Director	Mark B. Vittert Director

/s/ Richard R. Cole	/s/ Nancy S. Donovan
Richard R. Cole Director	Nancy S. Donovan Director

/s/ Leonard J. Elmore	/s/ William E. Mayer
Leonard J. Elmore Director	William E. Mayer Director

/s/ Herbert W. Moloney III	/s/ Andrew E. Newman
Herbert W. Moloney III Director	Andrew E. Newman Director

/s/ Brett Magid	/s/ Gregory P. Schermer
Brett Magid Director	Gregory P. Schermer Director

INDEX TO EXHIBITS

Unless otherwise indicated below as being incorporated by reference to another filing of Lee Enterprises, Incorporated with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

*3.1	Amended and Restated Certificate of Incorporation of Lee Enterprises, Incorporated effective as of January 30, 2012 (Exhibit 3.1 to Current Report on Form 8-K filed on February 3, 2012)

*3.2	Amended and Restated By-Laws of Lee Enterprises, Incorporated effective as of May 2, 2013 (Exhibit 3.1 to Current Report on Form 8-K filed May 7, 2013)

3.3	Form of certificate representing the common stock of Lee Enterprises, Incorporated

*3.4
The description of the Company’s Series A convertible preferred stock, without  par value, the “preferred share purchase rights,” contained in its report on Form 8-A, filed on May 26, 1998, and related Rights Agreement, dated as of May 7, 1998 (“Rights Agreement”), between the Company and The First Chicago Trust Company of New York (“First Chicago”), as amended by Amendment No. 1 to the Rights Agreement dated January 1, 2008 between the Company and Wells Fargo Bank, N.A. (as successor rights agent to First Chicago) contained in the Company’s Current Report on Form 8-K filed on January 11, 2008 as Exhibit 4.2, and the related form of Certificate of Designation of the Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C, included as Exhibit 1.1 to the Company’s Form 8-A filed on May 26, 1998 (Commission File No. File No. 001-06227), as supplemented by Form 8-A/A, Amendment No. 1, filed on January 11, 2008 (Commission File No. File No. 001-06227)

*4.1
Warrant Agreement dated as of March 31, 2014 between Lee Enterprises, Incorporated and Wells Fargo Bank, National Association, as warrant agent, including the form of warrant certificate (Exhibit 4.2 to Current Report on Form 8-K filed April 4, 2014)

*4.2
Registration Rights Agreement dated as of March 31, 2014 among Lee Enterprises, Incorporated, Mudrick Capital Management, LP, Hawkeye Capital Management, LLC, Cohanzick Management, LLC, Aristeia Capital, L.L.C., CVC Credit Partners, LLC, Franklin Mutual Advisors, LLC and Wingspan Master Fund, LP, including the form of Notice and Questionnaire (Exhibit 4.3 to Current Report on Form 8-K filed April 4, 2014)

5.1	Opinion of Lane & Waterman LLP

23.1	Consent of Lane & Waterman LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3	Consent of Baker Tilly Virchow Krause, LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (contained on signature page hereto)
 *Incorporated by reference.

Exhibit 3.3 – Form of certificate representing the common stock of Lee Enterprises, Incorporated

Exhibit 5.1 – Opinion of Lane & Waterman LLP

Joe R. Lane (1858-1931)
Charles M. Waterman (1847-1924)
C. Dana Waterman III
David A. Dettmann*
Terry M. Giebelstein*
Rand S. Wonio
Curtis E. Beason
Robert V. P. Waterman, Jr.*
R. Scott Van Vooren*
Richard A. Davidson*
Michael P. Byrne*
Edmund H. Carroll*
Theodore F. Olt III*
Jeffrey B. Lang*
Judith L. Herrmann*
Robert B. McMonagle*
Christopher J. Curran*
Joseph C. Judge*
Jason J. O’Rourke*
Troy A. Howell*
Diane M. Reinsch*
Catherine E. E. Hult*
Mikkie R. Schiltz*
Diane E. Puthoff*
Wendy S. Meyer*
Ian J. Russell*
Benjamin J. Patterson*
Douglas R. Lindstrom, Jr.*
Rian D. Waterman*

___________________________

220 North Main Street, Suite 600
Davenport, Iowa 52801-1987
Telephone (563) 324-3246
Fax (563) 324-1616

Writer’s Direct Dial: (563) 333-6623
E-Mail Address:  ecarroll@l-wlaw.com
www.L-WLaw.com

July 15, 2014

Abbey C. Furlong*
Samuel J. Skorepa*
Kurt P. Spurgeon*
Joshua J. McIntyre*
Brett R. Marshall*
Kelsey A. W. Marquard*
Kyle R. Day*
Andrea D. Mason
Sharad K. Bijanki

Registered Patent Attorney
April A. Price*

Of Counsel
Robert A. Van Vooren*
Thomas N. Kamp
William C. Davidson*
Charles E. Miller*
James A. Mezvinsky
Peter J. Benson*
Michael L. Noyes
Jeffrey W. Paul*

   *Also Admitted in Illinois

Illinois Office
3551 7th Street, Suite 110
Moline, IL  61265

Lee Enterprises, Incorporated
201 N. Harrison Street, Ste. 600
Davenport, IA 52801

Ladies and Gentlemen:

We have acted as counsel to Lee Enterprises, Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) relating to the offering by selling securityholders on a delayed basis from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of 6,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Underlying Shares”), issuable upon exercise of  6,000,000 warrants issued by the Company (the “Warrants”).  The Warrants were issued pursuant to the Warrant Agreement, dated as of March 31, 2014 (the “Warrant Agreement”), by and between the Company and Wells Fargo Bank, National Association, as warrant agent.  In our capacity as counsel to the Company, we have reviewed originals or copies of the following documents:

(a)	The Warrants; and

(b)	The Warrant Agreement.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

Lee Enterprises, Incorporated
July 15, 2014

We have also reviewed the following:

(c)	The Registration Statement;

(d)	The prospectus forming part of the Registration Statement (the “Prospectus”);

(e)
The Registration Rights Agreement, dated as of March 31, 2014, by and among the Company, Mudrick Capital Management, LP, Hawkeye Capital Management, LLC, Cohanzick Management, LLC, Aristeia Capital, L.L.C., CVC Credit Partners, LLC, Franklin Mutual Advisors, LLC and Wingspan Master Fund, LP; and

(f)
Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and such other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents set forth in the preceding clauses (c) through (f), inclusive, we have assumed:

(i)	The genuineness of all signatures;

(ii)	The authenticity of the originals of the documents submitted to us;

(iii)	The conformity to authentic originals of any documents submitted to us as copies; and

(iv)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Underlying Shares, if and when issued upon conversion of the Warrants in accordance with the Registration Statement and the terms of the Warrant Agreement, upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Lee Enterprises, Incorporated
July 15, 2014

We render no opinion herein as to matters involving the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law as currently in effect and the facts as they currently exist, and we assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.  For purposes hereof, “Delaware General Corporation Law” includes such statute, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.  Except as expressly set forth herein, we express no opinion regarding the laws of any state, including any state securities or “blue sky” laws or related regulations.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of Securities” in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely,

/s/ LANE & WATERMAN LLP

Exhibit 23.1

Consent of Lane & Waterman LLP (included in Exhibit 5.1)

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lee Enterprises, Incorporated:

We consent to the use of our reports dated December 13, 2013, with respect to the consolidated balance sheets of Lee Enterprises, Incorporated as of September 29, 2013 and September 30, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the 52-week period ended September 29, 2013, the 53-week period ended September 30, 2012, and the 52-week period ended September 25, 2011, and the effectiveness of internal control over financial reporting as of September 29, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chicago, Illinois
July 15, 2014

Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Lee Enterprises, Incorporated and Subsidiaries of our report dated November 22, 2013, relating to our audit of the consolidated financial statements of Madison Newspapers, Inc. and Subsidiary, which appears in Lee Enterprises Incorporated's Annual Report on Form 10-K for the year ended September 29, 2013, and to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
July 15, 2014

Exhibit 24.1 – Power of Attorney
POWERS OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the individuals whose signature appears below hereby constitute and appoint Mary E. Junck and Carl G. Schmidt, and each of them severally, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or of his substitute or substitutes, may lawfully do to cause to be done by virtue hereof. These Powers of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Mary E. Junck	/s/ Carl G. Schmidt
Mary E. Junck	Carl G. Schmidt
Chairman, President and Chief Executive Officer	Vice President, Chief Financial Officer and Treasurer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Signature	Date

/s/ Richard R. Cole
Richard R. Cole, Director	May 8, 2014

/s/ Nancy S. Donovan
Nancy S. Donovan, Director	May 8, 2014

/s/ Leonard J. Elmore
Leonard J. Elmore, Director	May 8, 2014

/s/ Brent Magid
Brent Magid, Director	May 8, 2014

/s/ William E. Mayer
William E. Mayer, Director	May 8, 2014

/s/ Herbert W. Moloney III
Herbert W. Moloney III, Director	May 8, 2014

/s/ Andrew E. Newman
Andrew E. Newman, Director	May 8, 2014

/s/ Gregory P. Schermer
Gregory P. Schermer, Director	May 8, 2014

/s/ Mark Vittert
Mark Vittert, Director	May 8, 2014